UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

March 30, 2005

Dear Shareholder:

      You are cordially invited to attend our annual meeting of shareholders to be held at 10:00 a.m., local time, Thursday, April 21, 2005 at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland.

      Matters scheduled for consideration at this meeting are the election of seven directors and ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you USEC’s business during the year ended December 31, 2004.

      Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

      We appreciate your continued confidence in the Company and look forward to seeing you on April 21st.

Sincerely,

James R. Mellor
Chairman of the Board, President and
Chief Executive Officer

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 21, 2005

      The Annual Meeting of Shareholders of USEC Inc. will be held on Thursday, April 21, 2005, at 10:00 a.m., local time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, for the purpose of considering and voting upon:

1. The election of seven directors for a term of one year;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2005; and

3. Such other business as may properly come before the meeting or any adjournments thereof.

      We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2004 with this Notice and Proxy Statement.

      The record date for determining shareholders entitled to notice of, and to vote at, the meeting is the close of business February 25, 2005. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Timothy B. Hansen
General Counsel and Secretary

Bethesda, Maryland

March 30, 2005

2005 PROXY STATEMENT

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

PROXY STATEMENT

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC’s Annual Meeting of Shareholders to be held on April 21, 2005 or at any adjournments, postponements or reschedulings thereof. This Proxy Statement, proxy card and USEC Inc.’s Annual Report for the year ended December 31, 2004 are being mailed to each shareholder commencing on or about March 30, 2005.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

      The Board has set February 25, 2005 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on February 25, 2005, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, EquiServe, as a “shareholder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, EquiServe or under the USEC 401(K) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

      A majority of USEC’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 85,339,322 shares of USEC common stock outstanding. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card prior to the meeting.

What proposals will be voted on at the meeting?

      There are two items scheduled to be voted upon at the meeting:

•	election of seven directors; and

•	ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2005.

How many votes are required to approve each item?

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the seven nominees who receive the largest number of “FOR” votes cast will be elected as directors.

      The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for each of our nominees for the Board of Directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on all other matters to be voted upon. If you withhold authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other matters, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent auditors. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the ratification of the appointment of the independent auditors.

      Broker non-votes, which occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to such matter, will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditors.

How does the Board recommend that I vote?

      The Board of Directors recommends that you vote “FOR” each of the director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

How do I vote my shares without attending the meeting?

      Whether you hold shares directly, in “street name,” or through a USEC stock ownership plan, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record or hold shares through a USEC stock ownership plan, you may vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone, or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

      Even if you plan to attend the meeting, we encourage you to vote by signing, dating, and returning the enclosed proxy card so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you will have an opportunity to do so.

If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name,” you must obtain and bring with you to the Annual Meeting, a proxy in your name from your bank, broker, nominee or other holder of record in order to vote by ballot at the meeting.

•	If you hold your shares through a USEC stock ownership plan you cannot vote at the Annual Meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided.

May I revoke my proxy and change my vote?

      You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering to the Secretary of USEC a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

ITEM 1. ELECTION OF DIRECTORS

      On the nomination of the Company’s Board of Directors, the seven director nominees listed below will stand for re-election as directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Each of the nominees presently is a member of and together constitute the Company’s Board. The New York Stock Exchange (“NYSE”) listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as determined by the Board in its business judgment. At its February 2005 meeting, after reviewing the NYSE standards of independence, the Board of Directors determined that none of the directors other than Mr. Mellor has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) other than as a director, and accordingly each of Mr. Armacost, Dr. Brown, Mr. Hall, Mr. Moore, Mr. Paquette and Mr. Woods qualify as independent directors. All of the members of the Company’s Audit, Finance and Corporate Responsibility, Nominating and Governance, and Compensation committees are independent.

      Unless otherwise directed, shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

      The following table presents information concerning the individuals nominated for election as directors of USEC.

	Age at
Name	December 31, 2004	Principal Occupation

James R. Mellor	74	Chairman, President and Chief Executive Officer of USEC Inc.

Michael H. Armacost	67	Walter H. Shorenstein Distinguished Fellow and Visiting Professor in the Asia/Pacific Research Center at Stanford University

Joyce F. Brown	58	President of the Fashion Institute of Technology of the State University of New York

John R. Hall	72	Retired Chairman and Chief Executive Officer of Ashland, Inc.

W. Henson Moore	65	President and Chief Executive Officer of American Forest and Paper Association

Joseph F. Paquette, Jr.	70	Retired Chairman and Chief Executive Officer of PECO Energy Company

James D. Woods	73	Retired Chairman and Chief Executive Officer of Baker Hughes Inc.

James R. Mellor has been a Director since 1998 and President and Chief Executive Officer since December 2004. He served as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, from 1994 to 1997, and served as President and Chief Executive Officer from 1993 to 1994. He was previously General Dynamics’ President and Chief Operating Officer. He also serves on the board of directors of AmerisourceBergen Corporation, Computer Sciences Corporation, and Net2Phone, Inc. Mr. Mellor also serves on the Board of Trustees of the Scripps Research Institute.
Michael H. Armacost has been a Director since 2002. He is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/Pacific Research Center at Stanford University. Mr. Armacost served as President and a Trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost serves on the board of directors of AFLAC Inc., Applied Materials Inc., and Cargill, Incorporated.
Joyce F. Brown has been a Director since 1998. She is the President of the Fashion Institute of Technology of the State University of New York. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the board of directors of Polo Ralph Lauren Corporation and the PAXAR Corporation.
John R. Hall has been a Director since 1998. He served as Chairman of the Board of Directors of Ashland, Inc., a company engaged in road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels businesses, from 1981 to 1997, and served as Chief Executive Officer from 1981 to 1996. He was Chairman of the board of directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall also serves on the board of directors of Humana Inc. and GrafTech International Ltd.
W. Henson Moore has been a Director since 2001. He has been President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, since 1995. He was also President of the International Council of Forest Product Associations from 2002 to 2004. He was previously Deputy Secretary of Energy from 1989 to 1992 and, in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives.

Joseph F. Paquette, Jr. has been a Director since 2001. He served as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution, and sale of electricity and the distribution and sale of natural gas, from 1988 until his retirement in 1997. Before that, he held positions with Consumers Power Company as President, and Senior Vice President and Chief Financial Officer, and with Philadelphia Electric Company as Chief Financial Officer. He also serves on the board of directors of CMS Energy Corporation and the Mercy Health System.
James D. Woods has been a Director since 2001. He served as Chairman and Chief Executive Officer of Baker Hughes Inc., a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1989 to 1997 he was Chairman of the Board of Baker Hughes Inc., and its President and Chief Executive Officer from 1986 to 1997. Mr. Woods also serves on the board of directors of Varco International, Inc., OMI Corporation, ESCO Technologies, Inc., and Foster Wheeler Ltd.

      The Board Recommends voting FOR ALL Nominees listed above.

Corporate Governance

      The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of the Company’s shareholders, employees, customers, and the community. The Company has closely monitored the legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules of the Securities and Exchange Commission (the “SEC”) interpreting and implementing Sarbanes-Oxley, and amendments to the NYSE listing standards. The Company is in compliance with all provisions.

      In October 2003 and January 2004, the Board of Directors amended its Governance Guidelines in light of the new NYSE listing standards. The Governance Guidelines serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines.

      Copies of the current Governance Guidelines are available from the Company’s website at www.usec.com or upon request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Code of Business Conduct

      The Company’s code of business conduct provides a brief summary of the standards of conduct that are at the foundation of USEC’s business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws. Each employee must read the code of business conduct and sign a form stating that he or she has read, understands and agrees to comply with the code of business conduct. A copy of the code of business conduct, is available on the Company’s website at www.usec.com or upon request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Meetings and Committees of the Board

      Pursuant to the Delaware General Corporation Law, under which USEC is organized, the business, property, and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, and by participating in meetings of the Board and its committees.

      In 2004, the Board of Directors held five regular meetings, including its annual strategic planning meeting, and two special meetings. All directors attended all of the Board of Directors’ meetings and at least 91% of the meetings of the committees on which they served. The average attendance of all directors at all Board and committee meetings in 2004 was 99%. During 2004, the non-management directors met at regularly scheduled executive sessions without management, and Mr. Mellor presided at these meetings. In 2005, after Mr. Mellor was named Chief Executive Officer of the Company, the Board determined that the Chairman of the Nominating and Governance Committee (who is Mr. Woods) will preside over meetings of the non-management directors for the time period during which Mr. Mellor is serving as Chief Executive Officer and therefore may not preside over such meetings.

      In addition, it is the Board’s policy that each of our directors attend the annual meeting. We had eight directors at the time of the 2004 Annual Meeting, all of whom were in attendance at the 2004 Annual Meeting.

      In accordance with the provisions of the bylaws of the Company, the Board has designated four committees. All of the committees are composed entirely of non-employee directors. Mr. Mellor was a member of the Regulatory and Government Affairs Committee in 2004, but is no longer a member of that committee while he serves as President and Chief Executive Officer of the Company.

      The Audit, Finance and Corporate Responsibility Committee consists of Mr. Paquette, Chairman, Mr. Armacost, and Mr. Woods, each of whom the Board has determined is an independent director as defined in the NYSE listing standards and the provisions of Sarbanes-Oxley, requiring entirely independent audit committees. This Committee is responsible for appointing and terminating the Company’s independent auditors, reviewing the Company’s accounting processes, financial controls, and reporting systems, and the scope of the audits to be conducted. It is also responsible for monitoring the policies, practices, and programs of the Company in its relations with customers, suppliers, employees, shareholders and the communities in which the Company’s facilities are located. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors. This Committee met eight times in 2004.

      Under the NYSE listing standards, Audit Committee members must be financially literate. Further, under the SEC’s rules, the Board must determine whether at least one member of the Audit Committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board of Directors has determined that all members of the Audit, Finance and Corporate Responsibility Committee are financially literate and that Mr. Paquette qualifies as an “audit committee financial expert.”

      The Audit, Finance and Corporate Responsibility Committee is governed by a charter adopted by the Board, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Audit, Finance and Corporate Responsibility,” or is available in print to shareholders upon request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

      The Compensation Committee consists of Mr. Hall, Chairman, Dr. Brown, and Mr. Paquette, each of whom the Board has determined is an independent director as defined in the NYSE listing standards. This Committee’s responsibilities include overseeing and administering the Company’s executive compensation program, and reviewing overall compensation programs and policies for the Company and its key employees. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The Compensation Committee met six times in 2004.

      The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Compensation.” A copy of the charter is also available in print to shareholders upon request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

      The Nominating and Governance Committee consists of Mr. Woods, Chairman, Mr. Hall, and Mr. Moore, each of whom is an independent director under the NYSE listing standards. The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and overseeing the annual evaluations of the Board and its Committees. The Nominating and Governance Committee met five times during 2004. The Nominating and Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures described under “Proposals by Shareholders” below.

      The Nominating and Governance Committee is governed by a charter, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Nominating and Governance.” A copy of the charter is also available in print to shareholders upon request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

      The Regulatory and Government Affairs Committee consists of Mr. Moore, Chairman, Mr. Armacost, and Dr. Brown. The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, and advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes. The Regulatory and Government Affairs Committee met two times in 2004.

      The Regulatory and Government Affairs Committee is governed by a charter, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Regulatory and Government Affairs.” A copy of the charter is also available in print to shareholders upon request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Communications with Directors

      The Board has an established process to receive communications from shareholders and other interested parties. This process has been approved by a majority of the independent directors. Shareholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. To communicate with the Board of Directors, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, correspondence should be addressed to such recipient or recipients in care of USEC’s Secretary at the following address:

c/o Secretary
USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

      To communicate electronically with the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, shareholders should go to our corporate website at www.usec.com. Under the headings “About USEC/ Corporate Governance/ Communicating with our Board,” you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Compensation of Directors

      The following provides information on USEC’s compensation and reimbursement practices for non-employee directors. Mr. Timbers did not receive separate compensation for his Board activities in 2004. While Mr. Mellor is employed as the President and Chief Executive Officer of USEC, he will not receive separate compensation for his Board activities.

      For 2005, non-employee directors will receive:

•	an annual retainer of $65,000;

•	$1,500 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	$5,000 annual fee for committee chairmen;

•	an annual grant of restricted stock valued at $30,000; and

•	an annual grant of 3,500 stock options.

      At least 50% of the retainer is paid in the form of restricted stock or nonqualified stock options, although a director may elect to receive a greater proportion of the retainer as well as meeting fees and committee chairman fees in restricted stock or options. If a director chooses to receive options as payment for the retainer, chairman or meeting fees, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents.

      Annual retainers, annual restricted stock and option grants, and committee chairman fees are paid at the beginning of the service year, and meeting fees paid in restricted stock are paid in the month following each meeting of the Board of Directors. Meeting fees paid in cash are paid in the week following the meeting.

      In the year ended December 31, 2004, four of the seven non-employee directors (including Mr. Mellor, who was a non-employee director until December 14, 2004) elected to receive 100% of their retainers in restricted stock. All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Director Stock Ownership Requirements

      In order to align directors’ interests with the interests of shareholders, the Board requires that directors take at least 50% of their annual retainers in the form of restricted stock or options. Additionally, as an incentive to take more of their compensation in the form of Company equity, directors receive additional shares of restricted stock or options if they elect to take restricted stock or options in lieu of all or part of the annual retainer, meeting and chairman fees that they are otherwise entitled to receive in cash. This incentive payment of restricted stock or options equals 20% of the portion of the annual retainer, meeting, and chairman fees that they elect to take in restricted stock or options in lieu of cash. Incentive shares and options paid in respect of the annual retainer are granted at the time the annual retainer is paid; incentive shares and options granted in respect of chairman and meeting fees are granted in a lump sum at the conclusion of the year at the time of the annual meeting.

      Directors are required to hold all restricted stock that they receive from the Company for service as a director until their service as a director of the Company ends. Restricted stock issued as payment for annual retainers, meeting, and chairman fees vests on the later to occur of (i) the first anniversary of the date of grant and (ii) termination of the director’s service on the Board. Restricted stock issued as incentive stock vests on the later to occur of (i) the third anniversary of the date of grant and (ii) termination of the director’s service on the Board. Options vest after 12 months. Restricted stock carries the right to receive dividends and the right to vote.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of February 25, 2005 the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer and former Chief Executive Officer, the four other most highly paid executive officers of the Company serving as executive officers at December 31, 2004, and two additional individuals that would have been included in the summary compensation table but for the fact that they were not serving as executive officers at December 31, 2004; and (d) all of the Company’s directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)

Name of Beneficial Owner	Shares Owned		Percent of Class

Donald Smith & Co., Inc.	8,462,000		9.99%
152 West 57th Street
New York, NY 10019

FMR Corp.(2)	8,000,000		9.7%
82 Devonshire Street
Boston, MA 02109

Advisory Research, Inc.	5,726,421		6.76%
180 North Stetson St., Suite 5500
Chicago, IL 60601

Dimensional Fund Advisors Inc.	5,589,820		6.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

King Street Capital Management, L.L.C.(3)	5,161,500		6.1%
65 East 55th Street
30th Floor
New York, NY 10022

Ziff Asset Management, L.P.(4)	4,956,100		5.85%
283 Greenwich Avenue
Greenwich, CT 06830
Directors

Michael H. Armacost	27,555	(5)	*

Joyce F. Brown	46,034	(5)	*

John R. Hall	126,412	(5)	*

W. Henson Moore	34,137	(5)	*

Joseph F. Paquette, Jr.	69,620	(5)	*

James D. Woods	77,782	(5)	*
Officers

James R. Mellor	372,412	(5)	*

William H. Timbers		(6)	*

Lisa E. Gordon-Hagerty	43,456	(5)	*

Ellen C. Wolf	40,277	(5)	*

Ronald F. Green	65,987	(5)	*

Sydney M. Ferguson		(7)	*

Timothy B. Hansen		(8)	*

Philip G. Sewell	255,138	(5)	*

Directors and all executive officers as a group	1,460,869	(5)(9)	1.7%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	According to the Schedule 13G/ A filed with the SEC by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 17, 2004, the beneficial owner of the Company’s common stock is Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. The predominant owners of Class B shares of common stock of FMR Corp. are members of the Edward C. Johnson 3d family. For additional information on FMR Corp.’s beneficial ownership please see the Schedule 13G/A.

(3)	This information is based on the Schedule 13G filed with the SEC by King Street Capital, L.P. (“KSC L.P.”), King Street Capital Ltd. (“KSC Ltd.”), King Street Advisors, L.L.C. (“KSA”), King Street Capital Management, L.L.C. (“KSCM”), O. Francis Biondi, Jr. and Brian J. Higgins on February 4, 2005. The Schedule 13G reports that KSC L.P. and KSA have shared voting and dispositive power over 1,641,295 shares or 1.94% of the outstanding shares of common stock of the Company, and KSC Ltd. is the beneficial owner of 3,520,205 shares, or 4.16%, of the Company’s common stock. Because KSCM is the investment adviser to KSC Ltd. and has been delegated certain investment advisory responsibilities by KSA on behalf of KSC L.P., KSCM may be deemed to be the beneficial owner of, and have shared voting and dispositive power over, 5,161,500, or 6.10%, of the Company’s common stock. Messrs. Biondi and Higgins are managing members of KSA and KSCM and therefore may be deemed to be beneficial owners of, and have shared voting and dispositive power over, 5,161,500, or 6.10%, of the Company’s common stock.

(4)	This information is based on the Schedule 13G filed on February 25, 2005 with the SEC by Ziff Asset Management, L.P., PBK Holdings, Inc., and Philip B. Korsant, each of whom is identified as a beneficial owner of the 4,956,100 shares, and all of whom share voting and dispositive power over the shares.

(5)	Includes shares subject to options granted pursuant to the USEC Inc. 1999 Equity Incentive Plan exercisable, as of February 25, 2005, or within 60 days from such date as follows: Mr. Armacost 6,250; Dr. Brown 6,750; Mr. Hall 36,722; Mr. Moore 6,750; Mr. Paquette 6,750; Mr. Woods 6,750; Mr. Mellor 203,543; Ms. Gordon-Hagerty 28,406; Ms. Wolf 26,377; Mr. Green 23,188; and Mr. Sewell 202,033.

(6)	Mr. Timbers was terminated from USEC Inc. on December 14, 2004. As a result, we cannot verify his share ownership as of February 25, 2005. Because he was terminated for cause, under the terms of his employment agreement, restricted stock agreement and option agreement, he has forfeited all of his restricted stock and vested and unvested stock options. Accordingly, as of the date of termination, he owned 286,944 shares.

(7)	Ms. Ferguson resigned from USEC Inc. effective September 24, 2004. As a result, we cannot verify her share ownership as of February 25, 2005. As of the date of her resignation, she owned 88,612 shares including 82,123 shares subject to exercisable options.

(8)	Mr. Hansen resigned from USEC Inc. effective December 1, 2004. In January 2005, Mr. Hansen rejoined the Company to serve as General Counsel and Secretary on an interim basis. Mr. Hansen did not resume his position as Senior Vice President. As of the date of his resignation, Mr. Hansen owned 250,333 shares including 209,960 shares subject to exercisable options.

(9)	This does not include shares owned by Mr. Timbers, Ms. Ferguson, or Mr. Hansen, none of whom were executive officers as of February 25, 2005.

Equity Compensation Plan Information

      The following table gives information about the Company’s common stock that may be issued under the USEC Inc. 1999 Equity Incentive Plan and Employee Stock Purchase Plan as of December 31, 2004.

	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available
	exercise of	outstanding	for future issuance
	outstanding options,	options, warrants	under equity
Plan category	warrants and rights	and rights	compensation plans

Equity compensation plans approved by security holders	1,843,000	$7.36	8,934,000 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	1,843,000		8,934,000

(1)	Includes 8,275,000 shares available for issuance under the USEC Inc. 1999 Equity Incentive Plan and 659,000 shares available for issuance under the Employee Stock Purchase Plan.

Summary Compensation Table

      The following table sets forth information regarding the compensation of the Chief Executive Officer, the former Chief Executive Officer, the four other most highly paid executive officers of the Company serving as executive officers at December 31, 2004, and two other individuals that would have been included among the four other most highly paid executives but for the fact that they were not serving as executive officers at December 31, 2004 (collectively, the “Named Executive Officers”) for the years ended December 31, 2004 and 2003, the six-month period ended December 31, 2002 and the fiscal year ended June 30, 2002.

					Long-Term Compensation
		Annual Compensation		Restricted
				Stock		LTIP	All Other
		Salary	Bonus(1)	Awards(2)	Options(3)	Payouts(4)	Compensation(5)
Name and Principal Position	Fiscal Year	($)	($)	($)	(#)	($)	($)
James R. Mellor	Calendar 2004	—	—	$117,933	3,500	—	$291,667
Chairman, President and	Calendar 2003	—	—	101,753	3,500	—	316,667
Chief Executive Officer	Six-Month Period Ended
	December 31, 2002	—	—	50,701	60,230	—	150,000
	Fiscal 2002	—	—	85,490	47,059	—	300,000
William H. Timbers(6)	Calendar 2004	$767,384	—	381,506	176,398	$2,201,543	29,206
Former President and	Calendar 2003	660,000	$612,448	329,768	188,571	—	10,240
Chief Executive Officer	Six-Month Period Ended
	December 31, 2002	330,000	296,550	216,770	376,068	—	5,030
	Fiscal 2002	660,000	782,263	447,142	244,400	—	8,750
Lisa E. Gordon-Hagerty(7)	Calendar 2004	490,000	214,133	345,539	85,217	182,046	19,800
Executive Vice President	Calendar 2003	18,846	—	—	—	—	—
and Chief Operating Officer
Ellen C. Wolf(8)	Calendar 2004	490,000	267,665	453,549	79,130	—	19,800
Senior Vice President and	Calendar 2003	32,038	—	—	—	—	—
Chief Financial Officer
Ronald F. Green(9)	Calendar 2004	391,154	101,928	556,653	69,565	—	9,307
Senior Vice President	Calendar 2003	201,923	—	225,955	60,000	—	7,384
Sydney M. Ferguson(10)	Calendar 2004	327,205	—	113,627	68,634	315,960	115,085
Former Senior Vice President	Calendar 2003	295,769	175,973	127,053	75,428	—	13,373
	Six-Month Period Ended
	December 31, 2002	125,000	145,782	53,567	85,470	—	—
	Fiscal 2002	43,269	87,814	14,974	—	—	—
Timothy B. Hansen(11)	Calendar 2004	306,458	—	89,660	48,544	290,684	1,232,845
Former Senior Vice President,	Calendar 2003	244,280	143,733	77,385	45,611	—	12,514
General Counsel and	Six-Month Period Ended
Secretary	December 31, 2002	112,275	61,708	38,272	78,632	—	4,578
	Fiscal 2002	192,770	74,504	42,513	25,973	—	9,210
Philip G. Sewell	Calendar 2004	304,692	164,408	192,778	53,913	527,703	—
Senior Vice President	Calendar 2003	250,000	160,968	86,674	50,000	—	—
	Six-Month Period Ended
	December 31, 2002	125,000	73,515	49,666	90,142	—	—
	Fiscal 2002	226,000	187,317	105,504	59,300	—	—

(1)	Includes amounts earned under the Company’s Annual Incentive Program for the period indicated and paid in the following period.

(2)	The amounts shown for restricted stock awards are the number of restricted shares granted multiplied by the market price of the Company’s common stock on the date of grant.

Restricted stock awards for Mr. Mellor represent payments for his services as a director. Mr. Mellor elected to receive all of his annual retainer and meeting fees in restricted stock.

As of December 31, 2004, Mr. Mellor, Ms. Gordon-Hagerty, Ms. Wolf, Mr. Green, and Mr. Sewell held 87,584, 17,043, 15,826, 42,512, and 21,550 shares of restricted stock, with values of $848,689, $165,147, $153,354, $411,941, and $208,820, respectively, based on the market price of $9.69 per share for USEC’s common stock on December 31, 2004.

Amounts for 2004 for Ms. Wolf and Mr. Green include awards of 19,825 and 22,409 restricted stock units, respectively, received in July 2004 valued at $8.77 per unit, plus accrued dividends at that time. At December 31, 2004, these units were valued at $205,734 and $235,631, respectively, based on the market price of USEC’s common stock on that date, and including accrued dividends. The restrictions lapse when they leave the Company at which time they are paid the current share value and accumulated dividends in cash.

Amounts for calendar 2004 include 12,328, 8,527, 13,731, and 5,237 shares of restricted stock granted on March 23, 2005 to Ms. Gordon-Hagerty, Ms. Wolf, Mr. Green, and Mr. Sewell, respectively, which shares will vest one year from the date of grant.

Amounts for calendar 2004 include 35,280, 17,043, 15,826, 13,913, 13,727, 9,709 and 10,783 shares of restricted stock granted on February 10, 2004 to Mr. Timbers, Ms. Gordon-Hagerty, Ms. Wolf, Mr. Green, Ms. Ferguson, and Messrs. Hansen and Sewell, respectively, which shares will vest ratably over three years (except with respect to Mr. Timbers and Ms. Ferguson, whose shares are forfeited, and Mr. Hansen, whose shares vested on December 1, 2004, as discussed below), and 13,791, 530, 442, 1,627, and 2,471 shares of restricted stock granted on April 28, 2004 to Messrs. Timbers and Green, Ms. Ferguson, and Messrs. Hansen and Sewell, respectively, which shares will vest on April 28, 2005 (except with respect to Mr. Timbers and Ms. Ferguson, whose shares were forfeited, and Mr. Hansen, whose shares vested on December 1, 2004).

Amounts for calendar 2003 include 40,965, 28,069, 15,783, 9,613, and 10,767 shares of restricted stock granted on February 10, 2004 to Mr. Timbers, Mr. Green, Ms. Ferguson, and Messrs. Hansen and Sewell, respectively, which shares vested on February 10, 2005 (except with respect to Mr. Timbers and Ms. Ferguson, whose shares were forfeited, and Mr. Hansen, whose shares vested on December 1, 2004).

Amounts for the six-month period ended December 31, 2002, include 25,630, 8,710, 5,333, and 6,353 shares of restricted stock granted on February 14, 2003, to Mr. Timbers, Ms. Ferguson, and Messrs. Hansen and Sewell, respectively, which shares vested on February 14, 2004; and 8,547, 791, and 1,531 shares of restricted stock granted on November 6, 2002, to Messrs. Timbers, Hansen and Sewell, respectively, which shares vested on November 6, 2003.

Amounts for fiscal 2002 include 60,002, 2,133, 5,714, 14,367 shares of restricted stock granted on August 7, 2002, to Mr. Timbers, Ms. Ferguson, and Messrs. Hansen and Sewell, respectively, which shares vested on August 7, 2003; and 3,704, 343, and 664 shares of restricted stock granted on November 6, 2001, to Messrs. Timbers, Hansen and Sewell, respectively, which shares vested on November 6, 2002.

All shares of restricted stock vest upon the occurrence of a change of control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of the grant.

(3)	Option awards for Mr. Mellor represent his annual option award for service as a director, and in the six-month period ended December 31, 2002 and fiscal 2002 also represent awards made to Mr. Mellor pursuant to his consulting agreement.

(4)	Represents amounts earned in 2004 from payouts of performance-based awards of restricted stock units.

(5)	For Mr. Mellor, amounts reflect payments made under his consulting agreements with the Company. For Mr. Timbers, amounts include Company contributions of $8,200, $8,000, $4,000, and $6,800 made under the Company’s 401(k) plan and premiums of $2,769, $2,240, $1,030, and $1,950 paid by the Company for the term life component of split-dollar life insurance for calendar years 2004 and 2003, the six-month period ended December 31, 2002, and for fiscal year 2002, respectively, and for 2004 also includes costs of supplemental 401(k) restoration benefits paid by the Company of $18,237. For Ms. Gordon-Hagerty, Ms. Wolf and Mr. Green, amounts include Company contributions made under the Company’s 401(k) plan, along with costs of supplemental 401(k) restoration benefits paid by the Company. For Ms. Ferguson, amounts include $100,000 paid in accordance with the agreement entered into with her relating to her resignation, and $15,085 in contributions made under the Company’s 401(k) plan, along with costs of supplemental 401(k) restoration benefits paid by the Company. For Mr. Hansen, amounts include $1,215,684 paid in accordance with his severance agreement, and $17,161 in contributions made under the Company’s 401(k) plan, along with costs of supplemental 401(k) restoration benefits paid by the Company.

(6)	Mr. Timbers was terminated on December 14, 2004. Salary amount includes payout of all accrued vacation. Because he was terminated for cause, under the terms of his employment agreement, restricted stock agreement and option agreement, he has forfeited all of his restricted stock and vested and unvested stock options.

(7)	Ms. Gordon-Hagerty joined the Company in December 2003.

(8)	Ms. Wolf joined the Company in December 2003.

(9)	Mr. Green joined the Company in April 2003.

(10)	Ms. Ferguson resigned in September 2004. Salary amount includes payout of all accrued vacation. The restricted stock granted in 2004 and options awarded in 2004 to Ms. Ferguson were not vested at the time of her resignation and accordingly were forfeited at that time.

(11)	Mr. Hansen resigned effective December 1, 2004. Salary amount includes payout of all accrued vacation. In January 2005, Mr. Hansen rejoined the Company to serve as General Counsel and Secretary on an interim basis. Mr. Hansen did not resume his position as Senior Vice President.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted in the year ended December 31, 2004 to the Named Executive Officers. The amounts shown for each Named Executive Officer as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of 5% and 10% over the full 5-year term of the options. Showing these potential realizable values at the assumed rates of growth is required by rules of the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, it is possible that the potential realizable values shown in this table will not be achieved.

							Potential Realizable
							Value at Assumed
		Individual Grants					Annual Rates of
							Stock Price
		Number of		Percent of Total			Appreciation for
		Securities		Options Granted	Exercise		Option Term
		Underlying Options		To Employees In	Price	Expiration
Name	Date	Granted(#)		Fiscal Year	($/Sh)(1)	Date	5%	10%

James R. Mellor	4/29/04	3,500	(2)	.52%	$7.10	4/29/09	$6,866	$15,171

William H. Timbers	2/10/04	176,398	(3)	26.45%	$8.05	2/10/09	$392,321	$866,927

Lisa E. Gordon-Hagerty	2/10/04	85,217		12.78%	$8.05	2/10/09	$189,528	$418,808

Ellen C. Wolf	2/10/04	79,130		11.87%	$8.05	2/10/09	$175,990	$388,893

Ronald F. Green	2/10/04	69,565		10.43%	$8.05	2/10/09	$154,717	$341,885

Sydney M. Ferguson	2/10/04	68,634	(4)	10.29%	$8.05	2/10/09	$152,647	$337,309

Timothy B. Hansen	2/10/04	48,544	(5)	7.28%	$8.05	2/10/09	$107,965	$238,575

Philip G. Sewell	2/10/04	53,913		8.08%	$8.05	2/10/09	$119,906	$264,961

(1)	The exercise price of the options granted to the individuals shown above was the fair market value of the Company’s common stock on the date of grant. Except as otherwise noted, the options granted vest in three equal annual installments beginning on the first anniversary date.

(2)	Mr. Mellor’s options were granted to him in respect of his service as a director and therefore vest one year from the date of grant.

(3)	Because Mr. Timbers was terminated for cause, under his employment agreement and option agreement, he has forfeited all his vested and unvested options.

(4)	The options granted to Ms. Ferguson in 2004 were not vested at the time of her resignation of employment and accordingly, by their terms, expired at that time.

(5)	Under the terms of Mr. Hansen’s severance agreement, all of his unvested options vested at the time of his resignation in 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information regarding the number of shares received upon exercise of options in the last fiscal year and the aggregate dollar value realized upon such exercise, as well as the aggregate value of stock options held as of the year ended December 31, 2004, by the Named Executive Officers:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares Acquired		Year-End		Fiscal Year-End
Name	On Exercise	Value Realized	Exercisable/Unexercisable		Exercisable/Unexercisable

James R. Mellor	—	—	203,543/	3,500		$652,446/	$9,065

William H. Timbers	—	—	—/	—		—/	—

Lisa E. Gordon-Hagerty	—	—	—/	85,217	$	—/	$139,756

Ellen C. Wolf	—	—	—/	79,130	$	—/	$129,773

Ronald F. Green	20,000	$77,940	—/	109,565	$	—/	$221,687

Sydney M. Ferguson	82,123	$195,380	—/	—		—/	—

Timothy B. Hansen	106,784	$410,824	138,376/	—		$210,928/	—

Philip G. Sewell	—	—	184,062/	117,293		$455,879/	$228,262

Long-Term Incentives

      Senior executive officers of the Company, including the Named Executive Officers, are eligible to participate in the Company’s restricted stock unit program under the USEC Inc. 1999 Equity Incentive Plan. The restricted stock unit program is a three-year, performance-based program that is described in more detail in the report of the Compensation Committee on Executive Compensation later in this Proxy Statement.

      A restricted stock unit (RSU) is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash or stock equal in value to one share of common stock. Dividend equivalents accrue on the RSUs and are payable at the end of the performance period, again subject to the achievement of goals. The Compensation Committee creates the performance goals for the RSUs and will decide, at the end of the three-year performance period, to what extent the goals have been met. Award values will increase or decrease based on performance against the goals, stock price performance and dividend equivalent accruals.

      The following table sets forth the long-term incentive awards in 2004 to the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under
		Performance or	Nonstock Price-Based Plans(2)
	Number of	Other Period Until
	Shares, Units or	Maturation or	Threshold	Target	Maximum
Name	Other Rights(1)	Payout	(#)	(#)	(#)

James R. Mellor	—	—	—	—	—

William H. Timbers(3)	176,398	2/2005 - 2/2007	—	—	—
	35,280	2/2005 - 2/2007	—	—	—
	128,935	7/2004 - 6/2007	64,467	128,935	193,402

Lisa E. Gordon-Hagerty	85,217	2/2005 - 2/2007	—	—	—
	17,043	2/2005 - 2/2007	—	—	—
	62,288	7/2004 - 6/2007	31,144	62,288	93,432

Ellen C. Wolf	79,130	2/2005 - 2/2007	—	—	—
	15,826	2/2005 - 2/2007	—	—	—
	57,839	7/2004 - 6/2007	28,919	57,839	86,758

Ronald F. Green	69,565	2/2005 - 2/2007	—	—	—
	13,913	2/2005 - 2/2007	—	—	—
	50,847	7/2004 - 6/2007	25,424	50,847	76,271

Sydney M. Ferguson(4)	68,634	2/2005 - 2/2007	—	—	—
	13,727	2/2005 - 2/2007	—	—	—
	50,166	7/2004 - 6/2007	25,083	50,166	75,250

Timothy B. Hansen(5)	48,544	2/2005 - 2/2007	—	—	—
	9,709	2/2005 - 2/2007	—	—	—
	35,482	7/2004 - 6/2007	17,741	35,482	53,224

Phillip G. Sewell	53,913	2/2005 - 2/2007	—	—	—
	10,783	2/2005 - 2/2007	—	—	—
	39,407	7/2004 - 6/2007	19,703	39,407	59,110

(1)	Long-term incentive plan awards are made to participants in three forms which are listed above for each of the named executives in the following order. The first is a grant of non-qualified stock options. Stock option grants are made at fair market value on the date of grant, vest ratably over three years and have a five year exercise period. The second is a grant of restricted stock. This grant vests ratably over three years. The third is a grant of restricted stock units which are made at target for a three-year performance period at the end of which they are paid out.

(2)	Grants in 2004 consisted of restricted stock units pursuant to which grantees are entitled to receive the cash equivalent value of shares of USEC common stock in the event that USEC total shareholder return and performance against a predetermined set of business goals are achieved. The final cash value of each restricted stock unit will be based on the average of the closing price of USEC common stock on the NYSE for each trading day in the month of June 2007. There are no minimum amounts payable under the three-year performance plan. Grantees can earn from 0% to 150% of the target number of restricted stock units in the grant for the three-year performance period, where no restricted stock units will be earned if the threshold goals are not achieved, where 50% of the restricted stock units will be earned if threshold goals (50%) are achieved, the target number of restricted stock units will be earned if 100% of the goals are achieved and the maximum number of restricted stock units will be earned if 150% of the goals are achieved. The final award will also include dividend equivalents based on actual dividends paid during the three-year performance period.

(3)	Mr. Timbers was terminated for cause in December of 2004. Under the terms of his employment agreement, option agreement, and restricted stock agreement, Mr. Timbers forfeited his awards listed in this chart.

(4)	Ms. Ferguson resigned her employment in September of 2004. Under the terms of her option agreement and restricted stock agreement, Ms. Ferguson forfeited her awards listed in this chart.

(5)	Mr. Hansen resigned his employment in December of 2004. Under the terms of his severance agreement, Mr. Hansen’s unvested stock and stock options were immediately vested and became exercisable. He received a prorated share of his restricted stock unit award listed in this chart based on his resignation date, paid at target.

Pension Plan

      USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. that is intended to qualify under section 401(a) of the Internal Revenue Code and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code.

      The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified Final Average Compensation (average compensation over the three years of employment during which the participant’s earnings were the highest) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 100,000	$6,216	$12,216	$24,216	$36,216	$48,216

$ 200,000	12,216	24,216	48,216	72,216	96,216

$ 300,000	18,216	36,216	72,216	108,216	144,216

$ 400,000	24,216	48,216	96,216	144,216	192,216

$ 500,000	30,216	60,216	120,216	180,216	240,216

$ 600,000	36,216	72,216	144,216	216,216	288,216

$ 700,000	42,216	84,216	168,216	252,216	336,216

$ 800,000	48,216	96,216	192,216	288,216	384,216

$ 900,000	54,216	108,216	216,216	324,216	432,216

$1,000,000	60,216	120,216	240,216	360,216	480,216

$1,100,000	66,216	132,216	264,216	396,216	528,216

$1,200,000	72,216	144,216	288,216	432,216	576,216

$1,300,000	78,216	156,216	312,216	468,216	624,216

$1,400,000	84,216	168,216	336,216	504,216	672,216

$1,500,000	90,216	180,216	360,216	540,216	720,216

$1,600,000	96,216	192,216	384,216	576,216	768,216

$1,700,000	102,216	204,216	408,216	612,216	816,216

      The participant’s retirement benefits are calculated under three different formulae: the Regular Formula, the Alternate Formula using a social security offset, and the Minimum Formula. The formula that gives the participant the largest benefit will be used for the final calculation. The Regular Formula (used as an illustration for the table above) is equal to 1.2% of a participant’s Final Average Compensation multiplied by the number of years and months of credited service, plus $216. The aggregate retirement benefit is not subject to social security or other retirement benefit deductions.

      A participant’s retirement benefit calculation consists of the total earnings, including deferred compensation payable to the participant by the Company but excluding any monies derived from the exercise of stock options or the value of restricted stock that was awarded to the executive as part of the Company’s long-term incentive plan. For the eight executives named in the Summary Compensation Table, the number of years of credited service as of December 31, 2004 is as follows: Mr. Mellor .05 years; Mr. Timbers 10.96 years; Ms. Gordon-Hagerty 1.04 years; Ms. Wolf 1.07 years; Mr. Green 1.68 years; Ms. Ferguson 2.41 years; Mr. Hansen 10.59 years; and Mr. Sewell 3.67 years. Ms. Ferguson resigned from the Company on September 24, 2004 without having satisfied the vesting requirements of the plan and is therefore not entitled to any current or future plan benefits. Mr. Hansen resigned from the Company effective December 1, 2004, and Mr. Timbers was terminated on December 14, 2004. As terminated vested participants, Mr. Hansen and Mr. Timbers are entitled to begin receiving benefits from the plan upon the attainment of age 62. Mr. Hansen also has the option to receive an immediate lump sum payment based on his benefit accrued prior to January 1, 2001.

      The Company also maintains a supplemental executive retirement plan (the “SERP”). Mr. Sewell is the sole participant in that plan among current USEC employees. Commencing at age 62, Mr. Sewell will receive an amount equal to 55% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs or any retirement program to which the Company has contributed on his behalf and (2) his social security benefits. A SERP participant’s final average compensation for this purpose includes salary and annual incentive compensation, including cash and stock, earned for the three years preceding the participant’s date of termination. Based on a projected retirement at age 62, and using his current compensation to establish the value of the required plan offsets, Mr. Sewell has a projected SERP benefit target of $289,850, offsets totaling $72,223 and a final projected annual SERP benefit at age 62 of $217,627. Prior to his termination on December 14, 2004, Mr. Timbers was also a participant. The SERP had provided that commencing at age 62 (age 60 upon termination by the Company without cause or by the executive for good reason), Mr. Timbers was entitled to receive a total annual retirement benefit equal to 60% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs and (2) his social security benefits. As a result of his termination by the Company for cause, Mr. Timbers forfeited all rights to benefits under the plan.

Report of the Compensation Committee on Executive Compensation

To Our Shareholders

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is comprised of three directors, each of whom the Board has determined is independent under the NYSE listing standards. The Committee is responsible for developing executive compensation policies that support the strategic business objectives and values of the Company. A copy of the Compensation Committee Charter is available on the USEC website at www.usec.com. The responsibilities of the Committee include:

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	Annually reviewing and approving all other equity-based awards to employees;

•	Annually reviewing and approving the design of the executive compensation program;

•	Assessing the effectiveness of executive compensation programs in light of the compensation policies; and

•	Annually reviewing senior executive performance.

Executive Compensation Philosophy and Design

      USEC’s executive compensation program is designed to attract, retain and motivate the broad-based executive talent required to achieve the Company’s business objectives and increase shareholder value.

      Following shareholder approval of the USEC Inc. 1999 Equity Incentive Plan (“Equity Incentive Plan”), the Committee implemented the Company’s current executive compensation program. The Committee utilized an independent executive compensation consultant to assist in the overall design of the executive compensation program. In addition, the Committee relies on its outside compensation consultant to periodically provide market data regarding compensation levels and practices of companies similar in size and nature to the Company. The survey group consists of companies in the general, utility, chemical and heavy manufacturing industries (the “Survey Group”). This broad-based Survey Group is a significantly larger group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement. The Committee reviews and approves the companies used for this comparison. The Committee believes that, taken as a whole, our executive compensation program is competitive within the Survey Group.

      The primary objectives of the Company’s executive compensation program include:

•	Enhancing the Company’s ability to attract, retain, motivate and develop management talent critical to the long-term success of the Company;

•	Aligning the compensation levels with the competitive market for companies of similar size and nature to USEC;

•	Emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance; and

•	Reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership.

      Elements of the executive compensation program include base salary, an annual incentive opportunity and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is “at-risk” (for example, performance-based awards of cash and equity and stock options), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program.

      The elements of USEC’s executive compensation program are described in detail below.

      Base Salary. Each executive officer’s base salary reflects the scope of responsibility and accountability of his or her position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using market survey data, the base salary level for each executive officer was established within a range of the market median base salary level for the comparable position within the Survey Group — with an adjustment for individual experience and time in the position. The Committee recommends base salary levels to the Board of Directors for its approval. In 2004, the CEO (Mr. Timbers) and five senior executive officers (Mr. Green, Ms. Ferguson, Mr. Sewell, Mr. VanNamen and Mr. Hansen) received adjustments to base salary in order to bring them to within an appropriate range of the market median for their positions.

      Annual Incentive. The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other Company employees to earn an annual incentive paid partly in cash and partly in stock and is based primarily on pre-determined annual performance objectives. The annual incentive is linked to corporate and individual performance. Performance measures are a mixture of formula-based Company financial goals, based on the Company’s budget, and individual key performance objectives. Key performance objectives are designed to support the Company’s strategic initiatives and operating plan. The Committee also takes into account an individual’s demonstrated leadership, initiative, cooperation and coordination in managing his or her respective area.

      Annual incentive awards are made by the Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each year, performance goals and target awards, which for executive officers range from 36% to 100% of base salary, are defined. Based on performance against these goals, the Committee has the discretion to grant a range of awards calculated as a percentage of the target awards, from 0% of the target award up to 200% of the target award (250% for Mr. Timbers). The targets are set at approximately the 65th percentile of the market, as indicated by the Survey Group. The Committee believes that the goals associated with the target annual incentive payments are achievable yet require considerable effort and innovation on the part of each participant.

      Participants only receive payment under the plan if the minimum level of achievement is reached. Participants must take at least 35% of any annual incentive award in shares of restricted stock of the Company and may take the remainder of the award in cash or additional shares of restricted stock. As an incentive to take more of their compensation in the form of Company stock, participants receive additional shares of restricted stock if they elect to take restricted stock in lieu of all or part of the cash portion of the annual incentive award. This incentive payment of restricted stock equals 20% of the portion of any annual incentive award that they elect to take in shares of restricted stock in lieu of cash. The restricted stock portion of the award vests one year from the date of grant.

      At the start of 2004, the Committee established Company performance goals as a basis for determining Annual Incentive. These goals set targets for Company performance in two important areas, earnings per share and cash flow from operations per share. During its review of 2004 performance, the Committee adjusted the earnings and cash flow targets consistent with its practice to fairly reflect unanticipated business changes during the year. Based on these results and the Committee’s judgment with respect to individual performance of their key performance objectives and in the areas of leadership, initiative, cooperation and coordination, the Committee granted 2004 incentive awards to executive officers (other than Mr. Timbers and Mr. Mellor, as discussed below) ranging from 41% to 84% of base salary earned in 2004.

      Long-Term Incentives. Long-term incentives are used by the Company to align executive officers’ and other employees’ interests with those of the shareholders. These incentives create value for an employee by linking the incentives to an increase in the Company’s stock price above the fair market value on the grant date (provided the employee remains in the Company’s employ for the period required for the incentive to vest or be exercisable). In this way, long-term incentives also directly link a portion of an employee’s compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, long-term incentives for executive officers are a key element and significant component of market-competitive total compensation.

      In February 1999, the Committee established a Long-Term Incentive Program under the shareholder-approved Equity Incentive Plan for use with executive officers and other key employees. The program, initially established for a five-year period, is designed to make annual grants of stock options to executive officers and other program participants. In 2001, that program was modified to include a three-year performance component comprising a grant of restricted stock units (see “Restricted Stock Units” below).

      Modifications to the Long-Term Incentive Program: During 2003, the Committee conducted an updated review of the Company’s long-term incentives in anticipation of requesting additional shares from shareholders at the 2004 annual meeting for the renewal of the program beyond 2004. In evaluating the long-term incentives, the Committee utilized an independent executive compensation consultant. The Committee and the independent consultant identified modifications to the program that would ensure that the restructured long-term incentives reflected the current “best practices” from USEC’s Peer Group and other leading companies; would not increase the total size of the long-term incentive package for executives and other participants; and would continue to meet investor and institutional expectations for acceptable share dilution. Grants under this restructured long-term incentive were made beginning in February 2004.

      Under the restructured program, a portion of the current grant of stock options was replaced with a grant of restricted stock. For senior executive officers, 50% of the option value is replaced. For other officers, 75% of the value is replaced with restricted stock grants. The options are replaced using a 5:1 replacement ratio; with every five options replaced with one share of restricted stock. The restricted stock has a three-year ratable vesting and is granted at fair market value on the date of the grant. The option portion of the long-term incentives has a three-year ratable vest and a five-year exercise period (reduced from the 10-year exercise period of previous grants). They are granted at fair market value on the date of the grant. The projected value of the long-term incentive (including the value of any dividends paid on the shares of restricted stock) is, on average, 10.9% less than the projected value under the previous design. The Restricted Stock Unit three-year performance component remains unchanged.

      Restricted Stock. As noted above, restricted stock granted as part of the Long-Term Incentive Plan is granted at fair market value and shares vest ratably over three years. On January 29, 2004, the Committee approved a grant of restricted stock to executive officers and other key employees as part of the Long-Term Incentive Plan. Grants were made on February 10, 2004. These grants (including the projected value of dividends during the period of restriction) represented approximately 25% of the total value of the long-term incentive for senior executive officers and 75% of the total long-term incentive value for executive officers. Individual executive grants ranged from 35,290 shares to 2,340 shares. Other key employees received grants of either 1,400 or 1,500 shares.

      Stock Options. Stock options are granted at fair market value, vest ratably over three years, and have a five-year exercise period. On January 29, 2004, the Committee approved a grant of non-qualified stock options to executive officers. Grants were made on February 10, 2004. These grants represented approximately 25% of the total value of the long-term incentive for senior executive officers and 25% of the long-term incentive value for executive officers. Individual grants ranged from 176,398 options to 3,900 options.

      Restricted Stock Units. The Long-Term Incentive Program also includes a three-year performance component. Participation in this component of the long-term incentive is limited to the Company’s senior executive officers, including the executive officers named in the Summary Compensation Table. For these individuals, approximately one half of their long-term incentive is in the form of an annual grant of stock options and restricted stock as noted above, and the other half is in the form of Restricted Stock Units (RSUs) that are payable at the end of a three-year performance period, provided certain performance goals are met. During 2004, the Committee added three participants to the three-year performance component of the long-term incentive, Lisa Gordon-Hagerty, Executive Vice President and Chief Operating Officer, Robert VanNamen, Senior Vice President, and Ellen Wolf, Senior Vice President and Chief Financial Officer. Payments they received in 2004 as a result of their participation in the three-year performance component were prorated to reflect their date of hire or promotion.

      Each RSU is intended to represent one share of USEC’s common stock. If specific performance goals are achieved, participants will receive cash or stock at the end of the three-year performance period for each RSU, equal to the then-current value of a share of common stock. Participants may also defer payment until they terminate service with the Company. The Committee grants the RSUs, determines the performance goals and performance period and, at the end of the period, determines whether the goals have been met. Participants can receive 0% to 200% of their RSU target based on performance as determined by the Committee. RSUs have no voting or dividend rights, although dividend equivalents accrue and are payable at the end of the performance period, again subject to goals being achieved.

      In 2004, RSU awards were paid to participants for the performance period from July 1, 2001 to June 30, 2004. These award payments were based on the achievement of two equally-weighted performance goals: USEC’s total shareholder return (TSR) as measured against the S&P 500 total return and specific business performance targets related to achieving USEC/ DOE milestones under USEC’s American Centrifuge program. On July 28, 2004, the Committee approved awards to senior executive officers of 175% of target based on performance against the two performance goals. In addition, the Committee approved the continuation of the RSU three-year performance plan for another three-year period, July 1, 2004 to June 30, 2007. There are two performance goals for the new three-year period. The first, weighted 25%, is USEC’s TSR as measured against the S&P 500 TSR during the period. The second, weighted 75%, are specific business performance targets related to achieving USEC/ DOE milestones under USEC’s American Centrifuge program. There are seven milestones that will occur during the new three-year period. The Committee also voted to reduce the size of the maximum payout under the program from 200% of target to 150% of target.

      Stock Ownership Guidelines. Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their salaries. The Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one and one-half to five times base salary levels and must be achieved within a five-year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines.

Employees meeting each year’s ownership guideline are eligible for an incentive equal to 5% of their current ownership target should the Company also meet its financial goals; employees failing to meet each year’s ownership guideline could have the cash portion of any bonus diverted into the purchase of additional stock until ownership guidelines are met. On April 28, 2004, the Committee approved ownership incentive awards of between 12,112 and 116 shares of restricted stock to employees meeting their current ownership obligation. The restricted share awards vest ratably over three years.

CEO Compensation

      On December 14, 2004 the Board of Directors terminated Mr. William H. Timbers’ employment as President and Chief Executive Officer. Under the terms of Mr. Timbers’ Restricted Stock and Non-Qualified Stock Option Agreements, he forfeited all shares still under restriction and all stock options both restricted and exercisable. In total, Mr. Timbers forfeited 1,637,170 stock options and 90,036 shares of restricted stock. In addition, Mr. Timbers forfeited his 2004 Annual Incentive bonus and any portion of the Restricted Stock Units from his 2004 to 2007 three-year performance plan that might otherwise be payable. Mr. Timbers received his annual base salary of $710,000, prorated through his termination date.

      On December 14, 2004, the Board of Directors appointed Mr. James R. Mellor Chairman of the Board, President and Chief Executive Officer of the Company for a period that could extend up to December 31, 2005. Prior to that, Mr. Mellor served as Chairman of the Board. It is anticipated that a new President and Chief Executive Officer will be hired at which time Mr. Mellor will return to his position as Non-Executive Chairman of the Board. Upon the recommendation of the Committee and with the consultation of the Board’s compensation consultant, the Board of Directors established Mr. Mellor’s base salary at the median of base pay for chief executive officers at companies in the Survey Group, adjusted to reflect his significant experience and the nature of his appointment. Mr. Mellor’s base salary level from December 14, 2004 through December 31, 2005 is $100,000 per month, prorated in 2004 based on his date of hire. Mr. Mellor will receive this salary for a minimum period of six months. Mr. Mellor also received a grant of 80,000 shares of restricted stock which shares will vest upon the earlier to occur of five years from the date of grant or Mr. Mellor’s retirement from the Board. The Company will provide Mr. Mellor with standard employee benefits and reasonable and appropriate housing until the transition to a new President and Chief Executive Officer is complete. During his tenure as Chairman and Chief Executive Officer, Mr. Mellor will not be eligible to participate in any of the Company’s incentive plans nor will he continue to receive compensation as a consultant to the Company or continue to receive compensation as a member of the Board of Directors.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers employed at year-end to $1 million per year, unless the compensation is performance-based within the meaning of section 162(m). Compensation is performance-based for this purpose if, among other requirements, the shareholders of the Company approve the performance goals on which award payments are based. Shareholders have previously approved the Equity Incentive Plan. Accordingly, provided the other requirements of section 162(m) are satisfied, awards that are based on the attainment of the performance goals established under that plan will qualify as performance-based compensation under section 162(m). While the Committee intends to rely on performance-based compensation programs to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

Amendments to Equity Incentive Plan

      On April 29, 2004, the Company’s shareholders voted to amend the Equity Incentive Plan, to increase the number of shares available for grant as incentive compensation, and to approve the performance goals under the Equity Incentive Plan. In this first amendment to the Plan, shareholders approved an additional 5,100,000 shares for grant, of which 2,295,000 may be granted as awards other than stock options. Such grants must vest over a minimum period of three years (one year where vesting is based on the attainment of predetermined performance goals). Exceptions will be made in the event of a change-in-control or in the event of a participant’s death, disability or retirement. An additional 255,000 shares (of the 5,100,000 shares approved) may be subject to awards without minimum vesting requirements. All grants are to be made at fair market value on the date of grant.

      In addition, the amendment provided that all or a portion of a Non-Employee Director’s annual retainer and/or meeting fees be payable in the form of Nonqualified Stock Options, Restricted Stock and/or other stock-based awards should such an election be made. The number of shares subject to such an award (other than Nonqualified Stock Options) shall not exceed the number of shares with a fair market value equal to the annual retainer and/or meeting fee for which it is made. With respect to a grant of Nonqualified Stock Options, the value of such a grant will not exceed the value, as of the date of grant, of the annual retainer or the meeting fees for which it is made. No Restricted Stock grant to a Non-Employee Director shall be transferable earlier than the termination of the Director’s service. By this the Company continues to encourage the practice of Non-Employee Directors acquiring and holding equity in the Company, further strengthening the alignment of Board and shareholder interests.

Summary

      The Committee believes that the policies and programs described in this Report effectively link pay and performance, serve the best interests of shareholders and are appropriately balanced to provide the appropriate motivation for executives to contribute to the Company’s overall future success. The Committee will continue to review the effectiveness of all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain, and motivate talented executives who can achieve its business objectives and increase shareholder value.

      Respectfully submitted by the Compensation Committee:

John R. Hall, Chairman
Joyce F. Brown
Joseph F. Paquette, Jr.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Agreement with Mr. Mellor

      On February 23, 2005, the Company entered into a letter agreement with James R. Mellor, Chairman and Chief Executive Officer of the Company, relating to the terms of Mr. Mellor’s employment as Chairman and Chief Executive Officer effective for the period from December 14, 2004 through December 31, 2005. Under the terms of the letter agreement, Mr. Mellor will receive $100,000 per month for a minimum of six months as compensation for his employment as Chief Executive Officer. The Company must give Mr. Mellor two months’ notice prior to the end of his employment as Chief Executive Officer, and Mr. Mellor must provide at least 30 days’ notice if he chooses to end his service. During the time that he is employed as Chief Executive Officer, Mr. Mellor will not receive any separate fees for his service on the Board. In addition, his existing consulting agreement was terminated effective December 14, 2004. The letter agreement provides for a grant of 80,000 shares of restricted stock to Mr. Mellor on the date the letter agreement was entered into, which shares will vest upon the earlier to occur of five years from the date of grant or Mr. Mellor’s retirement from the Board. The Company will provide Mr. Mellor with standard employee benefits and temporary housing during the term of his employment. The Company may also develop and implement a deferred compensation agreement for the purpose of allowing Mr. Mellor to defer compensation in the form of restricted stock. At the conclusion of his service as Chief Executive Officer, Mr. Mellor will resume his role as Non-Executive Chairman of the Board, will receive standard fees for such service, and the Company and Mr. Mellor may enter into a new consulting agreement.

Agreement with Mr. Timbers

      In 2004, the Board of Directors approved an amended and restated employment agreement between the Company and Mr. Timbers for the period from July 29, 2004, until December 31, 2009, unless earlier terminated. Mr. Timbers’ employment was terminated for cause under the terms of this agreement as of December 14, 2004.

      By the terms of his agreement, Mr. Timbers held the following corporate positions: President and Chief Executive Officer of the Company, a director on the Company’s Board of Directors and a director and the Chief Executive Officer of each of the Company’s subsidiaries. Mr. Timbers was entitled to receive an annual base salary of not less than $710,000, participated in the Company’s annual and long-term incentive programs at a level commensurate with his position and participated in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. The agreement provided that the target for Mr. Timbers’ bonus under the annual incentive program would have been at least 100% of his annual base salary for such year. Mr. Timbers’ benefits included an annual budget of $30,000 (subject to increase at the discretion of the Board) for financial planning. In addition, the Company was required to provide Mr. Timbers with an executive whole life insurance policy.

      The agreement provided that if Mr. Timbers’ employment were terminated by the Company for cause, or by Mr. Timbers for other than good reason, the Company would have no obligation to Mr. Timbers other than to pay accrued salary, earned bonuses, and any deferred compensation not previously paid. Any unvested stock options expire and all of Mr. Timbers’ restricted stock awards and other restricted equity based awards were forfeited on the date of termination.

      If Mr. Timbers’ employment had been terminated by the Company without cause or by Mr. Timbers for good reason, he would have received (i) accrued but not paid salary, bonus and deferred compensation (the bonus would be determined by pro rating the target bonus), (ii) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus for the most recent three years, (iii) continuation of welfare benefits for a period up to three years (or, if sooner, until Mr. Timbers was covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Timbers received comparable benefits)), (iv) one additional year of age credited for purposes of retirement plan benefits, (v) immediate vesting of his equity-based awards and (vi) office space and administrative support for two years. In addition, he would have been entitled to ownership of the paid up whole life insurance policy, or if the policy were not transferable, a cash payment of equal value.

      The agreement also provided Mr. Timbers with supplemental executive retirement benefits pursuant to the terms of the Company’s SERP, as modified by the terms of the employment agreement. The SERP provides that if a participant is terminated for cause, the participant has no rights to payment under the SERP. The agreement provided that if Mr. Timbers’ employment had been terminated by the Company without cause or by Mr. Timbers for good reason, Mr. Timbers would have been entitled to a benefit under the SERP that is calculated as if Mr. Timbers had retired at normal retirement age and as a benefit commencing at age 60, with no reduction to reflect termination prior to Mr. Timbers having reached the age of 62. Payment of this amount would have been due immediately upon termination, in the form of a lump sum cash payment.

      If Mr. Timbers received payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he would have also received a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of his employment and to comply with appropriate provisions regarding non-competition and non-solicitation of employees.

      The agreement provides that any dispute arising out of Mr. Timbers’ employment or the terms of the agreement will be settled by arbitration. In addition, if Mr. Timbers is the prevailing party in a dispute regarding termination of his employment, he is entitled to recover reasonable legal fees and expenses from the Company.

Agreement with Ms. Gordon-Hagerty

      In December 2003, the Company entered into an employment agreement with Ms. Lisa E. Gordon-Hagerty, the Company’s Executive Vice President and Chief Operating Officer, for a two-year term. In the event of a change in control (as defined in the Equity Incentive Plan) during the term of the agreement, the agreement will continue for not less than three years from the date of the change in control.

      By the terms of her agreement, Ms. Gordon-Hagerty holds the position of Executive Vice President and Chief Operating Officer of the Company. Ms. Gordon-Hagerty receives an annual base salary of not less than $490,000. Ms. Gordon-Hagerty participates in the Company’s annual and long-term incentive programs at a level commensurate with her position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company.

      If Ms. Gordon-Hagerty’s employment is terminated by the Company without cause or by Ms. Gordon-Hagerty for good reason, she will receive (i) accrued but not paid salary, bonus and deferred compensation (the bonus would be determined by pro rating the target bonus), (ii) a lump sum cash payment equal to one times (two and one-half times if the date of termination occurs on or after the date of a change in control) the sum of her final average annual base salary and bonus for the three years preceding the date of termination, (iii) continuation of welfare benefits for a period up to one year (or, if sooner, until Ms. Gordon-Hagerty is covered by comparable programs of a subsequent employer (and reduced to the extent Ms. Gordon-Hagerty receives comparable benefits)) and (iv) immediate vesting of her equity-based awards. If Ms. Gordon-Hagerty’s employment is terminated by reason of the expiration of the term of the agreement, the Company will pay her the amounts and benefits described above. If Ms. Gordon-Hagerty’s employment is terminated by reason of death or disability, she (or her estate) will receive accrued salary, bonus and deferred compensation and immediate vesting of her equity-based awards, and, solely in the case of disability, continuation of welfare benefits for a period up to one year as described above. If Ms. Gordon-Hagerty receives payments, whether or not under her employment agreement, that would subject her to any federal excise tax due under section 4999 of the Internal Revenue Code, she will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Ms. Gordon-Hagerty to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees, and to consult with the Company in certain circumstances.

      The agreement provides that any dispute arising out of Ms. Gordon-Hagerty’s employment or the terms of the agreement will be settled by arbitration. In addition, if Ms. Gordon-Hagerty is the prevailing party in a dispute regarding termination of her employment, she is entitled to recover reasonable legal fees and expenses from the Company.

Severance Agreement with Mr. Hansen

      In November 2004, the Company entered into a severance agreement and general release with Mr. Hansen in connection with his resignation as Senior Vice President, General Counsel and Secretary, effective as of December 1, 2004. The Company paid Mr. Hansen $1,215,684, representing two years base salary and bonus, the prorated amount of Mr. Hansen’s targeted 2004 bonus, and the prorated amount of Mr. Hansen’s targeted 2004 through 2007 restricted stock unit awards. Mr. Hansen’s unvested restricted stock became immediately vested, and his unvested stock options vested and became exercisable for one year from the date of the agreement. The Company also agreed to continue Mr. Hansen’s benefits for two years and provide outplacement assistance up to $20,000 for one year. Mr. Hansen released the Company from any and all causes of action.

      As noted above, in January 2005, Mr. Hansen returned to USEC as General Counsel and Secretary for a limited time while the Company searches for a replacement. Mr. Hansen is no longer an executive officer of the Company. His return had no impact on the terms of this severance agreement.

Change in Control Agreements

      The Company has entered into change in control agreements with each of the Named Executive Officers, other than the Chief Executive Officer and Ms. Gordon-Hagerty. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

      Each of the agreements has an initial three-year term, and is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his or her employment following a change in control for any reason other than cause, or if the officer terminates his or her employment for good reason.

      The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus for the most recent three years. In addition, under the terms of each agreement, the Company would provide the officer and his or her dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the non-competition, non-solicitation and confidentiality provisions of the agreement. In addition, the officer will receive two and one-half additional years of service for purposes of retirement plan benefits. If the officer receives payments, whether or not under his agreement that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount of such excise tax.

Certain Relationships and Related Transactions

      The Company and James R. Mellor, the Chairman of the Board of Directors, were parties to an agreement under which Mr. Mellor provided consulting services to the Company for an annual fee of $175,000. For the period from January 1, 2004 to December 31, 2004, the Company paid Mr. Mellor $291,667 under this agreement and a predecessor agreement. Pursuant to the terms of Mr. Mellor’s letter agreement regarding his employment as Chief Executive Officer, which is discussed above, this consulting agreement was terminated.

      On February 6, 2002, Mr. Timbers, the President and Chief Executive Officer of the Company at that time, received a loan from USEC in the principal amount of $229,652 to pay taxes due upon the vesting of restricted shares of common stock granted to Mr. Timbers in February 1999. This loan was provided consistent with the philosophy and design of the Company’s executive compensation program, a primary objective of which is reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership. The loan bears interest at the prime rate as published in The Wall Street Journal plus 100 basis points. The rate is adjusted quarterly and interest compounds annually. The loan became payable upon termination of Mr. Timbers’ employment on December 14, 2004. As of December 31, 2004, $269,275 was outstanding under the loan.

      Ms. Ferguson, a former Senior Vice President of the Company, joined the Company on April 29, 2002. As part of the initial terms of her employment, Ms. Ferguson received a cash advance from USEC of $60,000 on April 24, 2002. This advance did not bear interest. On February 20, 2004, Ms. Ferguson repaid the advance in full.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

      Based on Company records and other information, USEC believes that all SEC filing requirements applicable to its directors and officers were complied with for the year ended December 31, 2004.

Performance Graph

      The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies that share similar business attributes with it. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC supplies companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The graph reflects the investment of $100 on December 31, 1999 in the Company’s common stock, the S&P 500 Index and the peer group, and reflects the reinvestment of dividends.

	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004

USEC Inc.	$100.00	$69.73	$124.50	$112.97	$171.13	$210.29

S&P 500 Index	$100.00	$90.90	$80.09	$62.39	$80.29	$89.02

Peer Group Index[1]	$100.00	$135.90	$132.17	$111.81	$144.55	$165.23

(1)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Exelon Corporation, Georgia Gulf Corporation, NL Industries, Inc., PPL Corporation, Praxair, Inc., Progress Energy, Inc., The Southern Company, and XCEL Energy, Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated. Commonwealth Industries, Inc. was acquired on December 9, 2004 by Aleris International Inc. Results for Commonwealth Industries, Inc. in 2004 are through December 9, 2004. In prior years, the Peer Group also included OM Group, Inc. They have been removed from the Peer Group this year because their market capitalization for 2004 cannot be determined since they had not yet filed their 2003 Form 10-K at the time this proxy statement was being finalized. Accordingly, they are no longer included in results for any of the years shown in the performance graph.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit, Finance and Corporate Responsibility Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for 2005, subject to ratification of this appointment by the shareholders of the Company. PricewaterhouseCoopers LLP has advised the Company that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers representatives will be also be available to respond to appropriate questions.

Audit, Finance and Corporate Responsibility Committee Report

      The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (the “Committee”) is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

      In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2004.

      The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditors’ independence.

      The Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has delegated pre-approval authority to the Chairman of the Committee, who presents any decisions to the full Committee at its next scheduled meeting.

      The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

	Amount Billed for Year	Amount Billed for Year
	Ended December 31, 2004	Ended December 31, 2003
Type of Fee	(in thousands)	(in thousands)

Audit Fees(a)	$1,328.3	$435.0

Audit-Related Fees(b)	$121.3	$111.5

Tax Fees(c)	$36.0	$13.0

All Other Fees(d)	$1.0	$—

Total	$1,486.6	$559.5

(a)	Primarily audits of the financial statements for both periods; internal control over financial reporting in 2004 (approximately $800,000); reviews of quarterly financial statements for both periods; and, consultation and research related to auditing matters in 2004.

(b)	Primarily services related to SEC comment letter in 2004; employee benefit plan audits in 2003; and, compliance report for bank credit facility in both periods.

(c)	Primarily services related to IRS audit in 2004 and selected tax projects in both periods.

(d)	Service fee for access to electronic publication.

      The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee

Joseph F. Paquette, Jr., Chairman
Michael H. Armacost
James D. Woods

      In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation,” “Audit, Finance and Corporate Responsibility Committee Report” and “Performance Graph” shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Vote Required for Ratification

      The Audit, Finance and Corporate Responsibility Committee has sole authority for appointing and terminating USEC’s independent auditors for 2005. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers as USEC’s independent auditors for 2005. The Audit, Finance and Corporate Responsibility Committee believes, however, that submitting the appointment of PricewaterhouseCoopers to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit, Finance and Corporate Responsibility Committee will review its future selection of independent auditors.

      The ratification of the appointment of PricewaterhouseCoopers as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

      The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors.

Other Matters

      As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

Proposals by Shareholders

Nominations for Director

      The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a shareholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

      The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each director candidate’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, diversity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time.

      The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

      Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

      As provided in the Company’s bylaws, a shareholder’s nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, proposals intended to be brought before the next annual meeting of shareholders must be received by the Company between December 22, 2005, and January 21, 2006, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 21, 2006.

Other Proposals

      In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than November 30, 2005.

Miscellaneous

      The cost of soliciting proxies will be borne by USEC. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of USEC and its subsidiaries may solicit proxies by telephone, telegram, or personal interview without additional remuneration for such activity. USEC intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals. We have also made arrangements with Morrow & Co., Inc. to assist us in soliciting proxies from banks, brokers, and nominees and have agreed to pay up to approximately $8,500 plus expenses for such services.

      Shareholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By order of the Board of Directors,

Timothy B. Hansen
Secretary

Bethesda, Maryland

March 30, 2005

1803-PS-05

DETACH HERE

PROXY

USEC INC.

     THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF USEC INC. FOR THE
2005 ANNUAL MEETING OF USEC SHAREHOLDERS

James R. Mellor, Timothy B. Hansen and Ellen C. Wolf, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2005 Annual Meeting of Shareholders of USEC, scheduled to be held on Thursday, April 21, 2005, at 10:00 a.m., local time, at the Marriott Bethesda North Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, MD 20852, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE
SIDE		SIDE

USEC INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

1803
☒	Please mark votes as in
this example

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR“ PROPOSALS 1 AND 2.

1.  The election of the following seven persons as directors of USEC to hold office until their successors are duly elected and qualified:

Nominees:	(01)	James R. Mellor, (02) Michael H. Armacost
	(03)	Joyce F. Brown, (04) John R. Hall, (05) W. Henson Moore,
	(06)	Joseph F. Paquette, Jr. and (07) James D. Woods

FOR ALL NOMINEES	☐	☐	WITHELD FROM ALL NOMINEES

☐ _________________________________
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as USEC's independent auditors for 2005.	☐	☐	☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

Signature _________________________   Date: ______________   Signature_________________________   Date:______________